UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2011

EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	000-06072 (Commission File Number)	58-1035424 (IRS Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (770) 263-9200

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 13, 2011, EMS Technologies, Inc., a Georgia corporation (the “Company”), Honeywell International Inc., a Delaware corporation (“Honeywell”), and Egret Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Honeywell (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Honeywell will acquire the Company in an all-cash transaction valued at approximately $491 million, net of cash acquired. Under the terms of the Merger Agreement, Purchaser will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), of the Company at a purchase price of $33.00 per share in cash, subject to required withholding taxes and without interest (the “Offer Price”). Upon successful completion of the Offer, Purchaser will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Honeywell. At the effective time of the Merger, all remaining outstanding Shares not tendered in the Offer (other than (i) Shares owned by Honeywell, the Purchaser or the Company and (ii) Shares as to which dissenters rights have been perfected in accordance with applicable law), will be converted into a cash amount equal to the Offer Price per share, subject to required withholding taxes and without interest, on the terms and conditions set forth in the Merger Agreement. The Company’s Board of Directors has unanimously approved the Merger Agreement and will recommend that Shareholders tender their Shares into the Offer.
     The Merger Agreement provides that the Purchaser will commence the Offer no later than June 27, 2011. Upon the consummation of the Offer, Purchaser will accept and promptly pay for each Share validly tendered, and not withdrawn, in accordance with the terms of the Offer. The Purchaser’s obligation to accept for payment and pay for all Shares validly tendered pursuant to the Offer is subject to (i) the condition that the number of Shares validly tendered and not withdrawn represents at least a majority of the total number of Shares outstanding on a fully diluted basis, excluding Shares issuable upon exercise of the Top-Up Option or underwater stock options (the “Minimum Tender Condition”), and (ii) the satisfaction or waiver of other customary closing conditions as set forth in the Merger Agreement, including the receipt of necessary regulatory approvals (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, obtaining approvals of the Federal Communications Commission and absence of a material adverse effect on the Company). The initial expiration date of the Offer will be 20 business days following the commencement of the Offer. The Purchaser must extend the Offer if, at the then scheduled expiration date of the Offer, any of the conditions to the Offer are not satisfied or waived and it is reasonably expected that such condition or conditions may be satisfied prior to September 30, 2011 (subject to extension to December 31, 2011 for purposes of obtaining the required regulatory approvals, such date, the “Outside Date”, and subject to earlier termination if the Merger Agreement is terminated).
     The Company has granted to the Purchaser an irrevocable option, which the Purchaser, subject to certain conditions, may exercise after the consummation of the Offer (including any subsequent offering period), to purchase such number of newly issued Shares at the Offer Price such that, when added to the Shares already owned by Honeywell and the Purchaser and their subsidiaries at the time of such exercise, constitutes one Share more than 90.00% of the total number of Shares outstanding on a fully diluted basis, (the “Top-Up Option”). The Top-Up Option is intended to expedite the timing of the completion of the Merger. If the Purchaser acquires more than 90.00% of the outstanding Shares in the Offer or through exercise of the Top-Up Option, it will complete the Merger through the “short form” procedures available under Georgia law, which would not require the Company to hold a meeting of its shareholders to vote on the adoption of the Merger Agreement.
     In the event that Purchaser does not hold at least 90% of the outstanding Shares following the consummation of the Offer and the exercise of the Top-Up Option, the Company must obtain the approval of its shareholders to consummate the Merger. In this event, the Company will call and convene a shareholder meeting to obtain this approval, and Parent and Purchaser will vote all of the Shares acquired by them pursuant to the Offer in favor of the adoption of the Merger Agreement and the consummation of the Merger.
     Each outstanding stock option under the Company’s equity incentive plan will vest and become exercisable between the period beginning with the commencement of the Offer and ending immediately prior to the acceptance for purchase of Shares in the Offer. Upon the consummation of the Offer, in connection with the Merger, (i) each unexercised stock option with an exercise price that is less than the Offer Price will terminate and convert into the right to receive the difference between the Offer Price and the exercise price of such option and (ii) each unexercised stock option with an exercise price that is greater than the Offer Price will terminate. In addition, at the time of the acceptance for purchase of Shares in the Offer, each share of restricted stock under the Company’s equity incentive plans that is outstanding shall become fully vested.
     Effective upon the consummation of the Offer, the Purchaser will be entitled to designate a number of directors, rounded up to the next whole number, on the Company’s board of directors equal to the product of (i) the total number of directors on the Company’s board of directors and (ii) the percentage that the number of Shares beneficially owned by Honeywell or the Purchaser bears to the number of Shares then outstanding, but in no event less than a majority of the number of directors. However, Honeywell, the Purchaser and the Company shall use their reasonable best efforts to ensure that after the consummation of the Offer, at least three independent directors currently serving on the Company’s board of directors shall continue to be on the Company’s board of directors until the effective time of the Merger.
     The Merger Agreement contains customary representations and warranties by the Company, the Purchaser and Honeywell. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of the Company and its subsidiaries between the signing of the Merger Agreement and the closing of the Merger, restrictions on the solicitation of alternative acquisition proposals by the Company, changing the Board’s recommendation of the transaction, entering into another acquisition transaction, governmental filings and approvals, and other matters. The Company has also agreed to postpone and not hold its 2011 Annual Meeting of Shareholders.
     The Merger Agreement provides certain termination rights for the Company, the Purchaser and Honeywell, including in the event that the Company terminates the agreement in order to accept a superior proposal after complying with certain obligations, a change of recommendation by the Company’s board and if the Offer has not been consummated by the Outside Date or Honeywell terminates the agreement because it does not agree to certain divestitures or restrictions required or requested by regulators in connection with obtaining antitrust clearance for the transaction. In connection with the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Honeywell a termination fee equal to $19.6 million. In addition, in the event of a termination of the Merger Agreement relating to Honeywell’s failure to agree to certain required or requested actions in connection with obtaining antitrust clearance and subject to other specified conditions, Honeywell will be required to pay the Company a termination fee equal to $19.6 million.
     The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibits 2.1, to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by the Company in connection with the signing of the Merger Agreement. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Honeywell and Purchaser, rather than establishing matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the Company, Honeywell and Purchaser that may be different from those which are applicable to the Company’s shareholders. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Honeywell or Purchaser.

Item 3.03 Material Modification to Rights of Security Holders.
     On June 12, 2011, the Company’s board of directors approved an amendment to the Amended and Restated Shareholder Rights Plan, dated as of January 4, 2011 (the “Rights Plan”), with the purpose and intent of rendering the Rights Plan inapplicable to the Offer, the Top-Up Option, the Merger, the Merger Agreement and any other transaction contemplated by the Merger Agreement and to cause the Rights Plan to terminate immediately prior to the effective time of the Merger. The foregoing description of the amendment to the Rights Plan is not complete and is qualified in its entirety by reference to Amendment No. 1 to Amended and Restated Shareholder Rights Plan, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description

2.1	Agreement and Plan of Merger by and among the Company, Honeywell and Purchaser dated as of June 13, 2011. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S—K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

4.1	Amendment No. 1 to Amended and Restated Shareholder Rights Plan, dated as of June 12, 2011.
Notice to Investors
     The planned tender offer described in this Current Report on Form 8-K has not yet commenced. The description contained in this release is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Honeywell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to the Company’s shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge at the SEC’s website (www.sec.gov).
Forward-Looking Statements
     This Current Report on Form 8-K includes forward-looking statements regarding the proposed transaction that are not historical or current facts and deal with potential future circumstances and developments. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: unexpected costs or liabilities, the result of the review of the proposed transaction by various regulatory agencies and any conditions imposed in connection with the consummation of the transaction, satisfaction of various other conditions to the closing of the transaction contemplated by the transaction agreement and the risks that are described from time to time in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the first quarter of fiscal 2011. This Current Report on Form 8-K speaks only as of its date, and the Company disclaims any duty to update the information herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 13, 2011

EMS TECHNOLOGIES, INC.
By:	/s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Agreement and Plan of Merger by and among the Company, Honeywell and Purchaser dated as of June 13, 2011. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S—K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

4.1	Amendment No. 1 to Amended and Restated Shareholder Rights Plan, dated as of June 12, 2011.